Exhibit 99.1

Farmland Partners Inc. Reports Results for the Quarter and Year Ended December 31, 2016 and Announces Operating Revenues of $31.0 million, Earnings Per Share of $0.09 and AFFO Per Share of $0.58 for 2016

DENVER, February 22, 2017 /PRNewswire/ - Farmland Partners Inc. (NYSE: FPI) (the “Company”) today reported financial results for the quarter and year ended December 31, 2016.

After the completion of its merger with American Farmland Company (“AFCO”), the Company has become the largest public farmland real estate investment trust in the nation, spanning more than 148,000 acres across 17 states and is diversified across more than 100 tenant farmers who grow more than 26 major commercial crops.

“Since the start of 2016, we have completed roughly $600 million of farmland acquisitions,” said Paul Pittman, CEO of the Company. “With nearly $1 billion of farm real estate assets across the country and a market cap of over $400 million, we have achieved a level of scale and diversification where we expect to realize further returns from continued growth across different regions and crop types, and we believe this scale and diversification is beginning to appear in our financial results.”

Full Year Highlights

•                  2016 net income increased 255% to $6.0 million as compared to 2015 net income of $1.7 million

•                  2016 operating revenues increased 125% to $31.0 million as compared to 2015 operating revenues of $13.8 million

•                  2016 Adjusted Funds from Operations (“AFFO”) increased 172% to $11.0 million as compared to 2015 AFFO of $4.1 million

•                  Announced the inclusion of the Company’s common stock to the Russell 3000 Index, Russell 2000 Index, and Russell Global Index

•                  Announced merger with American Farmland Company in a stock-for-stock transaction, which subsequently closed February 2, 2017

First Quarter 2017 Dividend Declaration

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.1275 per share to be paid on April 14, 2017 to stockholders of record at close of business on April 1, 2017. The annualized dividend of $0.51 per share represents an annual distribution rate of 4.72% based on the Company’s closing stock price on Wednesday, February 22, 2017.

Investment Activity

The Company has completed or put under contract over $600 million of farmland acquisitions since January 1, 2016.

2016 Property Acquisitions

•                  Seven acquisitions in Illinois totaling 22,631 acres for an aggregate purchase price of $201.5 million, including 2,608,695 common units of limited partnership interest in the Company’s operating partnership (“OP Units”) and $117 million of preferred units of limited partnership interest in the Company’s operating partnership

•                  One acquisition in Louisiana totaling 7,400 acres for a purchase price of $31.8 million

•                  One acquisition in Florida totaling 2,426 acres for a purchase price of $9.5 million

•                  Two acquisitions in Texas totaling 2,696 acres for an aggregate purchase price of $7.9 million

•                  Two acquisitions in Colorado totaling 1,403 acres for an aggregate purchase price of $7.3 million

•                  Six acquisitions in Georgia totaling 2,014 acres for an aggregate purchase price of $5.6 million

•                  One acquisition in Arkansas totaling 1,122 acres for a purchase price of $4.1 million, including 69,961 OP Units

•                  One acquisition in Mississippi totaling 624 acres for a purchase price of $2.3 million

•                  One acquisition in Michigan totaling 265 acres for a purchase price of $1.6 million

•                  One acquisition in South Carolina totaling 330 acres for a purchase price of $1.5 million

•                  One acquisition in Kansas totaling 158 acres for a purchase price of $0.3 million

2017 Property Acquisitions

•                  21 properties in six states totaling 17,817 acres with a total enterprise value of approximately $262 million as a result of the merger with AFCO

•                  Two acquisitions in Illinois totaling 8,773 acres for an aggregate purchase price of $57.7 million, including the issuance of $3.4 million of OP Units

•                  One acquisition in South Carolina totaling 144 acres for a purchase price of $0.5 million

Properties Under Contract

•                  One acquisition in Michigan totaling 1,726 acres for a purchase price of $10.0 million, with consideration consisting of cash and OP Units

•                  One acquisition in South Dakota totaling 1,690 acres for a purchase price of $6.8 million

•                  One acquisition in Colorado totaling 1,083 acres for a purchase price of $5.5 million

•                  Two acquisitions in South Carolina totaling 944 acres for an aggregate purchase price of $2.7 million

•                  One acquisition in Georgia totaling 614 acres for a purchase price of $1.9 million

•                  One acquisition in Kansas totaling 155 acres for a purchase price of $0.5 million

Including properties under contract, the Company’s portfolio is approximately 75% row crop farmland and 25% specialty and permanent crop farmland by value.

Financing Activity

During 2016, the Company increased borrowings by $122.6 million under four new credit facilities with MetLife Agricultural Investments (“MetLife”), which provide for a total of $142.7 million of term loans, entered into a new facility with Prudential Agricultural Investments, which provides for a loan of $6.6 million and entered into a new facility with Farm Credit of Central Florida, which provides for a loan of $5.1 million. The Company also paid off $31.8 million in loans with First Midwest Bank and Farmer Mac in 2016. As of December 31, 2016, the Company had total outstanding debt of $309.9 million.

Subsequent to December 31, 2016, the Company increased total borrowings to $420.4 million by entering into two new MetLife facilities, which provide for a total of $35.5 million of term loans, and five revolving credit facilities, arranged by Rutledge Investment Company (“Rutledge”), with an aggregate capacity of $120 million. Four of the revolving credit facilities with Rutledge were assumed by the Company at the closing of the AFCO merger. A fifth facility, totaling $30 million, was entered into with Rutledge at closing of the merger. As of February 22, 2017, the first three Rutledge facilities were fully drawn at $75 million, and the remaining two facilities were undrawn with aggregate capacity of $45 million.

Operating Results

The Company recorded rental income of $13.2 million and net income of $6.5 million for the three months ended December 31, 2016, as compared to rental income of $4.7 million and net income of $0.9 million for the same period in 2015. The Company recorded rental income of $29.7 million and a net income of $6.0 million for the year ended December 31, 2016, as compared to rental income of $13.5 million and net income of $1.7 for the same period in 2015.

The Company agreed to terminate its leases with a tenant effective as of December 31, 2016. As part of the termination settlement, the tenant agreed to pay an additional rent amount related to 2016 of $2.8 million. In addition, the Company fully recognized as 2016 revenue certain rent payments, totaling $3.7 million, made by the tenant in June 2015 that the Company had not yet recognized under its revenue recognition policy.

“The highly seasonal nature of the agriculture industry causes seasonality in our business to some extent,” said Luca Fabbri, the Company’s CFO. “Our financial performance should be evaluated on an annual basis, which eliminates quarterly performance variability due to crop share revenues, lease periods not matching fiscal years, and other similar factors that may cause our quarterly results to vary during the course of the year.”

Adjusted Funds from Operations and Adjusted EBITDA

AFFO was $7.3 million for the fourth quarter of 2016, compared to $1.6 million for the fourth quarter of 2015, and $11.0 million for the year ended December 31, 2016, compared to $4.1 million for the year ended December 31, 2015. AFFO per diluted weighted average share was $0.36 for the fourth quarter of 2016 and $0.58 for the year ended December 31, 2016, compared to $0.10 for the fourth quarter of 2015 and $0.31 for the year ended December 31, 2015.

Adjusted EBITDA was $10.2 million for the fourth quarter of 2016, compared to $3.0 million for the fourth quarter of 2015, and $21.6 million for the year ended December 31, 2016, compared to $8.7 million for the year ended December 31, 2015.

See “Non-GAAP Financial Measures” for complete definitions of AFFO and Adjusted EBITDA and the financial tables accompanying this press release for reconciliations of net income to AFFO and Adjusted EBITDA.

2017 Rental Revenue Outlook

The Company expects 2017 operating revenues to total between $42 million and $47 million. In accordance with GAAP accounting, fixed cash rent revenues are recorded on a straight-line basis throughout the year and crop share revenue is recognized upon harvest and sale. As such, quarterly results are not always indicative of run rate revenue.

The Company expects that farm rents will be flat or will modestly increase nationwide in 2017. Some regions, like the Corn Belt, may see modest declines in rents, which will be offset by increases in rents in other areas. While the Company believes its assumptions with respect to its expected 2017 operating revenues and nationwide farm rents are reasonable, there can be no assurances that the Company’s assumptions are correct and the Company’s current expectations could differ materially from actual 2017 results.

Conference Call Information

The Company has scheduled a conference call on Thursday, February 23, 2017 at 11:00 a.m. (Eastern Time) to discuss its financial results for the fourth quarter and year ended December 31, 2016 and provide a company update. The conference call can be accessed live over the phone toll-free by dialing (866) 262-6804, or for international callers, (412) 902-4107.  Participants can reference the Farmland Partners Inc. Fourth Quarter and Fiscal Year 2016 Earnings Call. The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.farmlandpartners.com. A replay of the conference call will be available beginning February 23, 2017 at 1:00 p.m. (Eastern Time) until Thursday, March 9, 2017 at 11:59 p.m. (Eastern Time), by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International); passcode: 10101776. A replay of the webcast will also be accessible on the Investor Relations website for one year following the event.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality North American farmland and makes loans to farmers secured by farm real estate. As of the date of this release, the Company owns or has under contract over 148,000 acres in Alabama, Arkansas, California, Colorado, Florida, Georgia, Illinois, Kansas, Louisiana, Michigan, Mississippi, Nebraska, North Carolina, South Carolina, South

Dakota, Texas and Virginia. The Company elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014.

Forward-Looking Statements

This press release includes “forward-looking statements,” including, without limitation, statements with respect to proposed acquisitions, financing activities, crop yields and prices, expected 2017 revenues and 2017 annual rents. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” or similar expressions or their negatives, as well as statements in future tense. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: general volatility of the capital markets and the market price of the Company’s common stock, changes in the Company’s business strategy, availability, terms and deployment of capital, the Company’s ability to refinance existing indebtedness at or prior to maturity on favorable terms, or at all, availability of qualified personnel, changes in the Company’s industry, interest rates or the general economy, adverse developments related to crop yields or crop prices, the degree and nature of the Company’s competition, the timing, price or amount of repurchases, if any, under the Company’s share repurchase program, the ability to consummate acquisitions under contract and the other factors described in the section entitled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2015 and our other filings with the Securities and Exchange Commission.   Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

($ in thousands)

Farmland Partners Inc.

Consolidated Balance Sheets

For the years ended December 31, 2016 and 2015

	December 31,
	2016	2015
ASSETS
Land, at cost	$551,392	$290,828
Grain facilities	6,856	4,830
Groundwater	11,933	6,333
Irrigation improvements	15,988	11,909
Drainage improvements	4,757	1,641
Permanent plantings	1,845	1,168
Other	2,901	913
Construction in progress	1,615	286
Real estate, at cost	597,287	317,908
Less accumulated depreciation	(3,224)	(1,671)
Total real estate, net	594,063	316,237
Deposits	5,721	765
Cash	47,166	23,514
Notes and interest receivable, net	2,843	2,812
Deferred offering costs	216	267
Accounts receivable, net	4,181	703
Inventory	283	249
Prepaid expenses and other assets	1,056	407
TOTAL ASSETS	$655,529	$344,954

LIABILITIES AND EQUITY
LIABILITIES
Mortgage notes and bonds payable, net	$308,779	$187,074
Dividends payable	2,938	2,060
Accrued interest	1,538	681
Accrued property taxes	1,225	765
Deferred revenue	982	4,854
Accrued expenses	4,558	1,292
Total liabilities	320,020	196,726

Redeemable non-controlling interest in operating partnership, common units	—	9,694
Redeemable non-controlling interest in operating partnership, preferred units	119,915	—

EQUITY
Common stock, $0.01 par value, 500,000,000 shares authorized; 17,351,446 shares issued and outstanding at December 31, 2016, and 11,978,675 shares issued and outstanding at December 31, 2015	172	118
Additional paid in capital	172,100	114,783
Retained earnings	4,103	659
Distributions in excess of earnings	(14,473)	(7,188)
Non-controlling interests in operating partnership	53,692	30,162
Total equity	215,594	138,534
TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST IN OPERATING PARTNERSHIP AND EQUITY	$655,529	$344,954

($ in thousands)

Farmland Partners Inc.

Consolidated Statements of Operations

For the years ended December 31, 2016, 2015 and 2014

	For the Years Ended December 31,
	2016	2015	2014
OPERATING REVENUES
Rental income	$29,668	$13,548	$3,970
Tenant reimbursements	263	135	248
Other revenue	1,070	73	—
Total operating revenues	31,001	13,756	4,218

OPERATING EXPENSES
Depreciation and depletion	1,554	893	329
Property operating expenses	2,379	1,104	249
Acquisition and due diligence costs	2,521	260	193
General and administrative expenses	7,023	4,192	2,275
Legal and accounting	1,447	1,090	615
Other operating expenses	445	—	—
Total operating expenses	15,369	7,539	3,661
OPERATING INCOME	15,632	6,217	557

OTHER (INCOME) EXPENSE:
Other income	(337)	(98)	(144)
Interest expense	9,959	4,616	1,372
Total other expense	9,622	4,518	1,228

Net income (loss) before income tax expense	6,010	1,699	(671)

Income tax expense	11	10	—

NET INCOME (LOSS)	5,999	1,689	(671)

Net (income) loss attributable to non-controlling interest in operating partnership	(1,761)	(360)	103
Net income (loss) attributable to redeemable non-controlling interest in operating partnership	64	(102)	—

Net income (loss) attributable to the Company	$4,302	$1,227	$(568)

Nonforfeitable distributions allocated to unvested restricted shares	(96)	(80)	(70)
Distributions on redeemable non-controlling interests in operating partnership, common units	(113)	(338)	—
Distributions on redeemable non-controlling interests in operating partnership, preferred units	(2,915)	—	—

Net income (loss) available to common stockholders of Farmland Partners Inc.	$1,178	$809	$(638)

($ in thousands)

Farmland Partners Inc.

Consolidated Statements of Operations

For the three months ended December 31, 2016, 2015 and 2014

	For the three months ended December 31,
	2016	2015	2014
OPERATING REVENUES
Rental income	$13,206	$4,682	$1,444
Tenant reimbursements	(13)	(138)	59
Other revenue	139	55	(19)
Total operating revenues	13,332	4,599	1,484

OPERATING EXPENSES
Depreciation and depletion	452	280	119
Property operating expenses	850	306	74
Acquisition and due diligence costs	704	81	90
General and administrative expenses	2,253	1,216	809
Legal and accounting	565	444	372
Other operating expenses	197	—	—
Total operating expenses	5,021	2,327	1,464
OPERATING INCOME	8,311	2,272	20

OTHER (INCOME) EXPENSE:
Other income	(204)	—	(144)
Interest expense	2,089	1,384	463
Total other expense	1,885	1,384	319

Net income (loss) before income tax expense	6,426	888	(299)

Income tax expense	(85)	6	—

NET INCOME (LOSS)	6,511	882	(299)

Net (income) loss attributable to non-controlling interest in operating partnership	(1,798)	(182)	61
Net income (loss) attributable to redeemable non-controlling interest in operating partnership	—	(49)	—

Net income (loss) attributable to the Company	$4,713	$651	$(238)

Nonforfeitable distributions allocated to unvested restricted shares	(24)	(18)	—
Distributions on redeemable non-controlling interests in operating partnership, common units	—	(113)	(25)
Distributions on redeemable non-controlling interests in operating partnership, preferred units	(858)	—	—

Net income (loss) available to common stockholders of Farmland Partners Inc.	$3,831	$520	$(263)

($ in thousands)

Farmland Partners Inc.

Reconciliation of Non-GAAP Measures

For the years ended December 31, 2016, 2015 and 2014

	For the year ended December 31,
	2016	2015	2014
Net income (loss)	$5,999	$1,689	$(671)
Depreciation and depletion	1,554	893	329
FFO	7,553	2,582	(342)

Stock based compensation	1,224	942	681
Indirect equity offering costs	88	34	—
Real estate related acquisition and due diligence costs	5,061	494	378
Distributions on preferred units	(2,915)	—	—
AFFO	$11,011	$4,052	$717

AFFO per diluted weighted average share data:

AFFO weighted average common shares	19,107	13,060	5,797

Net income (loss) available to common stockholders	$0.09	$0.08	(0.15)
Income available to redeemable non-controlling interest and non-controlling interest in operating partnership	0.24	0.05	0.03
Depreciation and depletion	0.08	0.07	0.06
Stock based compensation	0.06	0.07	0.12
Indirect equity offering costs	—	—	—
Real estate related acquisition and due diligence costs	0.26	0.04	0.06
Distributions on preferred units	(0.15)	—	—
AFFO per diluted weighted average share	$0.58	$0.31	0.12

($ in thousands)

Farmland Partners Inc.

Reconciliation of Non-GAAP Measures

For the three months ended December 31, 2016, 2015 and 2014

	For the three months ended December 31,
	2016	2015	2014
Net income (loss)	$6,512	$883	$(299)
Depreciation and depletion	452	280	119
FFO	6,964	1,163	(180)

Stock based compensation	335	233	234
Indirect equity offering costs	16	24	—
Real estate related acquisition and due diligence costs	888	227	250
Distributions on preferred units	(858)	—	—
AFFO	$7,345	$1,647	$304

AFFO per diluted weighted average share data:

AFFO weighted average common shares	20,658	16,158	9,677

Net income (loss) available to common stockholders	$0.26	$0.04	(0.05)
Income available to redeemable non-controlling interest and non-controlling interest in operating partnership	0.06	0.02	0.02
Depreciation and depletion	0.02	0.02	0.01
Stock based compensation	0.02	0.01	0.02
Indirect equity offering costs	—	—	—
Real estate related acquisition and due diligence costs	0.04	0.01	0.03
Distributions on preferred units	(0.04)	—	—
AFFO per diluted weighted average share	$0.36	$0.10	0.03

($ in thousands)

Farmland Partners Inc.

Reconciliation of Non-GAAP Measures

For the years ended December 31, 2016, 2015 and 2014

	For the year ended December 31,
	2016	2015	2014
Net income (loss)	$5,999	$1,689	$(671)
Interest expense	9,959	4,616	1,372
Income tax expense	11	10	—
Depreciation and depletion	1,554	893	329
EBITDA	$17,523	$7,208	$1,030

Stock based compensation	1,224	942	681
Indirect equity offering costs	88	34	—
Real estate related acquisition and due diligence costs	2,789	494	378
Adjusted EBITDA	$21,624	$8,678	$2,089

($ in thousands)

Farmland Partners Inc.

Reconciliation of Non-GAAP Measures

For the three months ended December 31, 2016, 2015 and 2014

	For the three months ended December 31,
	2016	2015	2014
Net income (loss)	$6,512	$883	$(299)
Interest expense	2,089	1,384	463
Income tax expense	(85)	6	—
Depreciation and depletion	452	280	119
EBITDA	$8,968	$2,553	$283

Stock based compensation	335	233	234
Indirect equity offering costs	16	24	—
Real estate related acquisition and due diligence costs	888	227	250
Adjusted EBITDA	$10,207	$3,037	$767

Non-GAAP Financial Measures

The Company considers the following non-GAAP measures as useful to investors as key supplemental measures of its performance: funds from operations (“FFO”), adjusted funds from operations “AFFO”,  earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as a measure of the Company’s operating performance. FFO, AFFO, EBITDA and Adjusted EBITDA, as calculated by the Company, may not be comparable to other companies that do not define such terms exactly as the Company.

FFO

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, plus real estate related depreciation, depletion and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Management presents FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from sales of depreciable operating properties, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs. However, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO.

AFFO

The Company calculates AFFO by adjusting FFO to exclude the income and expenses that the Company believes are not reflective of the sustainability of the Company’s ongoing operating performance, including, but not limited to, real estate related acquisition and due diligence costs and stock-based compensation.

Changes in GAAP accounting and reporting rules that were put in effect after the establishment of NAREIT’s definition of FFO in 1999 result in the inclusion of a number of items in FFO that do not correlate with the sustainability of the Company’s operating performance.  Therefore, in addition to FFO, the Company presents AFFO and AFFO per share, fully diluted, both of which are non-GAAP measures.  Management considers AFFO a useful supplemental performance metric for investors as it is more indicative of the Company’s operational performance than FFO. AFFO is not intended to represent cash flow or liquidity for the period, and is only intended to provide an additional measure of the Company’s operating performance. Even AFFO, however, does not properly capture the timing of cash receipts, especially in connection with full-year rent payments under lease agreements entered into in connection with newly acquired farms. Management considers AFFO per share, fully diluted to be a supplemental metric to GAAP earnings per share. AFFO per share, fully diluted provides additional insight into how the Company’s operating performance could be allocated to potential shares outstanding at a specific point in time. Management believes that AFFO is a widely recognized measure of the operations of REITs, and presenting AFFO will enable investors to assess the Company’s performance in comparison to other REITs. However, other REITs may use different methodologies for calculating AFFO and AFFO per share, fully diluted and, accordingly, the Company’s AFFO and AFFO per share, fully diluted may not always be comparable to AFFO and AFFO per share amounts calculated by other REITs. AFFO and AFFO per share, fully diluted should not be considered as an alternative to net income (loss) or earnings per share (determined in accordance with GAAP) as an indication of financial performance, or as an alternative to net income (loss) earnings per share (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

EBITDA and Adjusted EBITDA

EBITDA is a key financial measure used to evaluate the Company’s operating performance but should not be construed as an alternative to operating income, cash flows from operating activities or net income, in each case as determined in accordance with GAAP. The Company believes that EBITDA is a standard performance measure commonly reported and widely used by analysts and investors in the Company’s industry. However, while EBITDA is a performance measure widely used across several industries, the Company does not believe that it correctly captures the Company’s business operating performance because it includes non-cash expenses and recurring adjustments that are necessary to better understand the Company’s business operating performance.  Therefore, in addition to EBITDA, management uses Adjusted EBITDA, a non-GAAP measure.

The Company calculates Adjusted EBITDA by adjusting EBITDA for certain items such as stock-based compensation and real estate related acquisition and due diligence costs that the Company considers necessary to understand its operating performance. The Company believes that Adjusted EBITDA provides useful supplemental information to investors regarding the Company’s ongoing operating performance that, when considered with net income and EBITDA, is beneficial to an investor’s understanding of the Company’s operating performance. However, EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.